Exhibit 99.2

RIVIERA RESOURCES

THIRD QUARTER 2019 EARNINGS CALL SCRIPT

November 7th, 2019 – 10 a.m. Central Time

Management Participants:

•	David Rottino – President and Chief Executive Officer of Riviera Resources

•	Jim Frew – Executive Vice President and Chief Financial Officer of Riviera Resources

•	Greg Harper – President and Chief Executive Officer of Blue Mountain Midstream

MANAGEMENT DISCUSSION

Paula Melancon:

Good morning and welcome to Riviera Resources’ third quarter 2019 earnings conference call. Today’s call is being recorded. This is Paula Melancon, Director of Investor Relations, and in a moment I will introduce David Rottino, our President and Chief Executive Officer, but first I need to provide you with disclosure regarding forward-looking statements that will be made during this call. The statements describing our beliefs, goals, plans, strategies, expectations, projections, forecasts, and assumptions are forward-looking statements. Please note that the Company’s actual results may differ from those anticipated by such forward-looking statements for a variety of reasons, many of which are beyond our control. Additional information concerning risk factors relating to our business, prospects, and results are available in the Company’s filings with the Securities and Exchange Commission, including the Company’s Form 10-Q for the quarter ended September 30, 2019 which we plan to file later today, and any other public filings and press releases.

Additionally, to the extent we discuss non-GAAP measures such as adjusted EBITDAX and adjusted EBITDA, please see our earnings press release for the calculation of these measures and the GAAP reconciliations.

Additional information can be found on Riviera Resources’ website at www.RivieraResourcesInc.com in the Investor section. I will now turn the call over to David Rottino, Riviera’s President and CEO.

David Rottino

Introduction

Thanks Paula, and good morning everyone. We appreciate you taking time today to join us for the review of Riviera’s third quarter 2019 results. Joining us today are Greg Harper, President and Chief Executive Officer of Blue Mountain Midstream, and Jim Frew, Riviera’s Executive Vice President and Chief Financial Officer. On our call today I will provide an overview of Riviera’s strategic initiatives and third quarter results, and then turn the call over to my colleagues to discuss our Blue Mountain Midstream business, and financial results.

Strategic

Riviera continues to deliver on our commitment to drive shareholder value through efficiently managing our assets, remaining focused on capital discipline and returning capital to shareholders. Since our formation in August 2018, we continue to be extremely happy with our performance. In a short period of time, we have monetized approximately $220 million of assets, and have returned the proceeds to investors through open market share repurchases and tender offers. We have done all of this in what has been a very tough energy market.

With respect to our upstream assets, we have met or exceeded production and adjusted EBITDAX guidance every quarter. We have drilled two wells in North Louisiana with expected IRRs in excess of 100%, and 6 NW STACK wells with encouraging results.

On the midstream side, we have successfully added two new lines of business in water and crude oil to go along with our gas gathering and processing business. We are very excited about the recent announcement of Citizen Energy’s purchase of Roan Resources and believe this will bring an increased commitment to developing the assets extensive inventory and we look forward to partnering with them after the transaction closes. We will continue to work with Tudor, Pickering, Holt & Co. on our strategic alternatives process with the goal of finding ways to maximize the value to our shareholders for this great asset.

Year to date we have closed six transactions, generating approximately $220 million in proceeds. The closed transactions include the Arkoma Basin, Michigan, certain non-operated assets in the Hugoton Basin, a helium VPP, Illinois, and non-core assets in North Louisiana. Furthermore, we signed a definitive agreement to sell our remaining interests in properties located in the Hugoton Basin for a contract price of $295 million that is still expected to close in the fourth quarter of 2019. These transactions align with our overall strategy of opportunistically pursuing asset sales and returning capital to shareholders as long as we believe we are receiving fair value for the assets sold and our stock continues to trade at or below net asset value.

In the last 15 months we have repurchased more than $295 million of Riviera’s shares, reducing the Company’s outstanding share count by over 23%. In 2019 alone we have repurchased over 10.7 million shares for approximately $144 million, including our tender offer that closed in July. The Company expects to continue buying back shares and as of October 31, 2019 approximately $28 million was available for repurchase under our share repurchase authorization of up to $150 million.

The Company also expects to return a significant amount of capital to shareholders from the proceeds of the pending Hugoton sale that is expected to close in the fourth quarter of 2019.

Third Quarter Update

Turning now to our third quarter performance, Riviera delivered strong operational results. The upstream business achieved production and adjusted EBITDAX guidance, on lower capital spending. This is the fifth straight quarter that Riviera has met or exceeded production and adjusted EBITDAX guidance.

So far this year we have turned to sales six wells in our NW STACK position, with strong results, and two wells in our prolific Ruston field in North Louisiana, with an expected IRR of over 100%. During the third quarter we did not drill any wells, and do not plan to drill any wells in the fourth quarter. However, we remain encouraged by the results in both plays and are currently reviewing plans for 2020 with the Board.

Before handing it over to Greg, I wanted to take a moment to thank the Riviera employees. Since our formation as a company only fifteen months ago, I look back on what we have accomplished together with pride. The employees have been working extremely hard to optimize the value of our assets and I am extremely appreciative of their efforts. I think we have a first-class organization and I am fortunate to work with the team each and every day.

I will now turn the call over to Greg to discuss the Blue Mountain operations in more detail.

Greg Harper

Thank you, David. Blue Mountain had a very busy third quarter as we made significant progress on our growth initiatives across our three-product midstream business.

On the gas gathering and processing side, our third quarter of 2019 average natural gas throughput was 114 MMcf/d and average NGLs produced were 7,250 bpd.

Average natural gas throughput for the nine months ending September 30, 2019 was 117 MMcf/d, in line with what we are projecting our average throughput for the full year to be. During the third quarter, while we turned 13 wells to sales on the Blue Mountain system; our throughput volumes continued to be hampered by our primary customer’s preloading or temporarily shutting-in 15 producing wells, contributing to an average throughput loss on the system of approximately 11 MMcf/d since the second quarter of 2019. We anticipate these wells and volumes to return in the fourth quarter of 2019 and the first quarter of 2020.

As you are probably aware, Roan entered into a definitive merger agreement to be acquired by Citizen Energy Operating, LLC. As the parties go through their required regulatory steps to close the transaction, drilling has been reduced and completion activity has been put on hold as the new Roan CEO currently assesses its operations plan. We’ve met with both Citizen and Roan and expect throughput volumes from Roan to remain relatively flat during the remainder of 2019 as we are still attaching flowing split connected gas volumes as we build out to pads where we are also attaching our water gathering system during the fourth quarter.

In addition, during the third quarter, the Lumen system was connected to the Blue Mountain system, adding natural gas throughput of approximately 5 MMcf/d at the cryo plant, beginning on October 1, 2019. As we announced during our last quarterly call, on August 5, 2019, we closed on our acquisition of 100% interests in Lumen Midstream Partnership, LLC, including approximately 55 miles of natural gas gathering pipelines and an 18 MMcf/d processing plant.

Turning to water, we began gathering produced water on pipelines for Roan in July 2019, averaging 8,280 bpd during the third quarter of 2019. As the company progresses on the buildout of its water gathering system, it continues to transport produced water via third-party trucking services, hauling 5 million barrels of water in total, or averaging 54,165 bpd, during the third quarter of 2019.

In September 2019, Blue Mountain executed a new water services agreement with a large independent producer. The agreement includes a minimum volume commitment of 5,000 bpd over a three-year term, with facilities estimated to be in-service in November 2019.

In addition, Blue Mountain has placed in-service its first owned and operated disposal well and is constructing two more water disposal wells, one of which is estimated to be in-service in the fourth quarter of 2019. Furthermore, Blue Mountain has acquired additional disposal capacity through a non-operated interest in another well that went in service in October 2019. With the operations assessment being performed by Roan, Blue Mountain is managing its remaining capital deployment to optimize between piped and trucked volumes without getting ahead of their decision making.

Also, in the third quarter, Blue Mountain entered into a crude oil gathering agreement with Roan and has commenced construction on the initial facilities. The North and South mainline systems will ultimately consist of approximately 50 miles of pipeline, and we are targeting an in-service date in the first half of 2020.

During the quarter, the business was impacted by lower throughput volumes and overall lower commodity prices. Also, the business continued to be impacted by the NGL pricing differentials at Conway and Mont Belvieu, along with ineffective hedges related to these pricing differences. As a result, Blue Mountain’s third quarter adjusted EBITDA decreased by $4.7 million compared with second quarter results. The elimination of the impact of the hedges settled in Q3 would have added $2.6 million to Blue Mountain’s Adjusted EBITDA. We expect to eliminate all basis dislocation in the first quarter of 2020 when ONEOK’s Arbuckle II Pipeline is completed. As I mentioned before, our third quarter results were also impacted by the shut in volumes, and to a greater extent in Q3 versus Q2.

Capital expenditures for the third quarter were approximately $36 million, with the majority of capital being invested in the construction of water gathering pipelines and disposal facilities. While we previously reduced our capital for the initial water system, we continue to keep our optionality open for a treating facility, however we have added capital for our new customer connection and several additional disposal wells, as we will look to do less treating and more disposal activities in the near term.

Before I turn it over to Jim, I’d like to say that we are excited for the Roan and Citizen announcement. We strongly believe that the Merge play remains very attractive and that once the transaction closes our customer will be managed by a growth-oriented team with a very strong financial sponsor.

Jim Frew

Thanks, Greg. Before opening the call up for Q&A, I’d like to discuss the following items: 1) third quarter performance, 2) balance sheet and liquidity, 3) share repurchases, and 4) 2019 upstream guidance.

Third Quarter Performance

We had another solid quarter with production averaging 242 MMcfe/d. This was in-line with expectations. Operating costs and adjusted EBITDAX were also in-line with guidance, on lower than expected capital.

In the third quarter of 2019, total oil, natural gas and NGL revenues were approximately $51 million. Of that, approximately 65% of the revenue was from natural gas sales, 21% was from oil sales, and the remaining 14% was from the sales of NGLs.

With respect to costs, operating expenses for the third quarter were approximately $39 million, which was in-line with guidance. General and administrative costs, excluding share based compensation and severance costs, were approximately $12 million in the third quarter. Of that, approximately $9 million was incurred by the Upstream business, and the remaining $3 million was attributable to Blue Mountain. Upstream G&A, excluding share based compensation and severance costs, was at the low end of the third quarter guidance.

In the third quarter, Riviera invested approximately $42 million of capital. Riviera Upstream capital was approximately $6 million while Blue Mountain invested approximately $36 million. Riviera’s oil and natural gas capital investment during the third quarter was 33% below guidance.

Balance Sheet and Liquidity

With respect to the balance sheet and liquidity, Riviera and Blue Mountain have established separate credit facilities. As of September 30, 2019, there were no borrowings outstanding on Riviera’s revolving credit facility, and approximately $57 million of available borrowing capacity inclusive of outstanding letters of credit. In September 2019, Riviera’s borrowing base was reduced from $230 million to $90 million in connection with pending asset sales, including the expected sale of remaining Hugoton Basin properties. Additionally, the credit facility was extended for an additional year utilizing a pricing grid 50 basis points better than our previous RBL.

Blue Mountain has established a separate credit facility with total borrowing commitments of up to $200 million. As of September 30, 2019, Blue Mountain had approximately $61 million drawn on its credit facility, and approximately $126 million of available borrowing capacity, inclusive of outstanding letters of credit, subject to covenant restrictions in the Blue Mountain Credit Facility. Blue Mountain’s liquidity was positively impacted by a $17 million capital reimbursement and success fee received in the third quarter.

As of September 30, 2019, Riviera’s ending consolidated cash balance was approximately $83 million. Of that, approximately $62 million was attributable to the Upstream business, and approximately $21 million was held by Blue Mountain. Including the $61 million drawn on Blue Mountain’s credit facility, the Company had approximately $22 million in net cash as of September 30, 2019.

Share Repurchases

The Company has returned over $140 million of capital to shareholders through share repurchases and a tender offer since the beginning of the year, and over $295 million since our inception in August 2018. On July 18, 2019, the Company’s Board of Directors authorized an increase to the $100 million repurchase program to a total of $150 million. Since inception through October 31, 2019, Riviera has repurchased approximately 9 million shares for a total cost of $122 million. As of October 31, 2019, Riviera had approximately 58.5 million shares outstanding.

Guidance

Looking ahead we have provided Upstream only guidance for 2019. In our supplemental presentation posted to our website today, we highlight the full year 2019 upstream guidance taking into consideration the remaining Hugoton Basin assets expected to close in the fourth quarter. Our pro forma year adjusted EBITDAX forecast for our upstream assets is $81 million.

With respect to capital, the upstream business expects to invest $66 million in 2019. Approximately 81% of the upstream capital will be devoted to drilling, with the balance dedicated to leasing, seismic, and other needs. Blue Mountain expects to invest $112 million in 2019, down $8 million from last quarter. Approximately 46% of the Blue Mountain capital is to construct a water gathering system in the Merge and approximately 11% will be used to build a crude gathering system. The remaining capital is allocated to natural gas gathering.

In closing, our assets performed well in the third quarter and our balance sheet allows us great flexibility. Moving forward, we continue to look for opportunities to maximize shareholder value, and we are committed to finding ways to return capital to shareholders. With that, I will hand it over to the operator to open this call up for questions.